                                                                    EXHIBIT 99.1


                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
                     2003 FOURTH QUARTER & YEAR END EARNINGS


Ithaca, Michigan, January 26, 2004--

Jeffrey S. Barker, President and CEO of Commercial National Financial Corporation and Commercial Bank, announced that net income for the year just ended December 31, 2003, totaled $2,236,000, down 22.9% from the prior year total of $2,901,000. Basic earnings per share decreased from 73 cents in 2002 to 55 cents per share in 2003.

The 2003 total return on average shareholder equity was 9.21% compared to 12.6%. Cash dividends for the year were 54 cents per share compared to 51 cents per share in 2002. The current dividend yield is 4.6% based upon the year end closing stock price of $11.75 per share.

Earnings for the fourth quarter 2003 totaled $649,000 compared to $817,000 in 2002, while quarterly earnings per share were 16 cents compared to 20 cents per share for the comparable 2002 quarter.

Commercial National Financial Corporation is a one bank holding company with total assets of $240,000,000 at December 31, 2003. Commercial Bank operates full service banking offices in Alma, Greenville, Ithaca, Middleton, Mt. Pleasant, Pompeii, and St. Louis.



Contact:
Daniel E. Raleigh
Vice President
989-875-5504